Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment is dated and made as of December 30, 2009, modifying the Employment Agreement dated as of July 1, 1999 (together with any and all previous amendments, the “Employment Agreement”) between General Physics Corporation (the “Company”) and Douglas Sharp (“Employee”).

Whereas, the Company and Employee wish to amend the Employment Agreement to extend the minimum term of employment, modify the definition of “change in control,” provide for the future award of stock options if an investment in GP Strategies Corporation by Sagard Capital Partners, L.P. occurs, and to modify the compensation Employee will be entitled to receive if Employee shall terminate his employment for Good Reason as a result of a management change in control.

NOW, THEREFORE, intending to be legally bound, and for good and valuable consideration, including the mutual covenants set forth herein, the Company and the Employee hereby agree to amend the Employment Agreement as follows:

1.             Section 3 (Term of Employment) of the Employment Agreement is hereby amended to read in its entirety as follows:

“Unless sooner terminated in accordance with the provisions of this Agreement the term of employment of Employee by the Company pursuant to this Agreement shall be for the period (the “Employment Period”) commencing on the date hereof and ending on the earlier of (a) the date determined in accordance with Section 10 below, (b) the date which is not less than two (2) years after the Company or Employee has given written notice to the other of its decision to end the Employment Period (but in no case prior to December 31, 2012), or (c) the date mutually agreed in writing by Company and Employee.”

2.             Subsection 5(d) of the Employment Agreement is hereby amended by adding the following:

“Provided that GP Strategies Corporation (“GPS”) received the investment by Sagard Capital Partners, L.P. contemplated by that certain Securities Purchase Agreement dated December 30, 2009, the Company shall cause GPS to grant to Employee under its 2003 Incentive Stock Plan, effective January 8, 2010, options to purchase 105,000 shares of the common stock of GPS at an exercise price equal to the market price on the date of grant.  Such options shall vest 20% on the first and each subsequent anniversary of the date of grant, shall terminate six (6) years after the date of grant, and shall accelerate as provided in Section 11(d)(ii)(C).”

3.             Notwithstanding anything to the contrary in Subsection 10(d) of the Employment Agreement, with respect to beneficial ownership, directly or indirectly, of securities of GPS by Sagard Capital Partners, L.P. and/or its Affiliate(s) (collectively, “Sagard”), no “change in control” or “management change in control” shall be deemed to occur unless Sagard is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of GPS representing 25% or more of the combined voting power of GPS’s then outstanding securities.  For purposes of this Amendment, the term “Affiliate” shall have the meaning ascribed to it in the Securities Purchase Agreement dated December 30, 2009 between GPS and Sagard.

4.             Subsection 11(e)(B) of the Employment Agreement is hereby amended to read in its entirety as follows:

“(B) in lieu of any further salary or bonus payments to Employee for periods subsequent to the Date of Termination, the Company shall pay as severance pay to Employee an amount equal to twice Employee’s average annual cash compensation received from the Company during the three full calendar years immediately preceding the Date of Termination, such payment to be made in a lump sum on or before the fifth day following the Date of Termination;”

5.             Except as otherwise amended hereby, the Employment Agreement shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Amendment as of the date first above written.

GENERAL PHYSICS CORPORATION

By:	/s/ Scott N. Greenberg	/s/ Douglas Sharp
	Chief Executive Officer	Douglas Sharp